Exhibit 99.1

FLEETWOOD REPORTS SECOND QUARTER FISCAL 2005 RESULTS

Net Income More Than Doubles, Revenues Increase 6%

Conference call scheduled for 10:30 a.m. PST, Monday, December 6, 2004; webcast available at www.fleetwood.com, www.fulldisclosure.com and www.streetevents.com

Riverside, Calif., December 3, 2004 — Fleetwood Enterprises, Inc. (NYSE:FLE), one of the nation’s leading manufacturers of recreational vehicles and a leading producer and retailer of manufactured housing, announced today its financial results for the second quarter and first half of fiscal 2005, ended October 24, 2004. Consolidated revenues for the quarter were $712.7 million, up 6 percent from $674.7 million in last year’s second quarter. Net income more than doubled to $8.1 million, or $0.15 per basic share and $0.14 per diluted share, compared with net income of $3.8 million, or $0.10 per basic and diluted share, in last year’s second quarter.

“Fleetwood demonstrated both top-line and bottom-line growth in the quarter,” said Edward B. Caudill, Fleetwood’s president and chief executive officer. “Our motor home division continued to perform well, and the Housing Group’s strong performance, led by the wholesale division, is particularly encouraging.”

For the first six months of fiscal 2005, revenues increased 9 percent to $1.44 billion from $1.32 billion for the first half of last year. Net income was $14.8 million, or $0.27 per basic share and $0.26 per diluted share, compared with $5.7 million, or $0.16 per basic share and $0.15 per diluted share, in the first six months of fiscal 2004.

Housing Group Results

Quarterly revenues for the Housing Group were $244.1 million, a 14 percent improvement from $214.3 million in last year’s second quarter. Revenues included $213.9 million of wholesale factory sales and $64.6 million of retail sales from Company-operated sales centers, before elimination of intercompany sales of $34.4 million. Wholesale division revenues were up 18 percent from last year’s $181.0 million, while retail division sales declined 7 percent from $69.7 million, and intercompany sales were down 6 percent from $36.4 million. Operating income for the Group was $4.8 million compared with an operating loss in the prior year of $2.5 million. The wholesale division’s operating income grew nearly twofold to $11.7 million from $6.2 million. The Group’s results were also aided by a 24 percent improvement in the retail division’s results from an $8.4 million loss to a $6.4 million loss. Wholesale unit volume improved 21 percent to 6,680 homes, including intercompany sales of 996 homes, while homes sold at Company-operated stores declined 18 percent to 1,141.

For the first half of the fiscal year, Housing Group revenues increased 14 percent to $470.5 million from $414.6 million in the prior year. Revenues included $409.6 million of wholesale factory sales and $131.3 million of retail sales from Company-operated stores, before elimination of intercompany sales of $70.4 million. Wholesale grew 17 percent and retail increased 3 percent compared with $350.8 million and $127.3 million, respectively, last year, before eliminating intercompany sales of $63.5 million. Operating income for the wholesale division climbed to $17.8 million for the first six months, compared with $8.0 million last year. The retail division’s operating loss declined from $16.9 million to $12.4 million. The wholesale division shipped 12,744 homes in the first half of fiscal 2005, including intercompany sales of 1,952, up 17 percent from last year. Company-operated store sales declined by 8 percent to 2,327 units.

“Fleetwood’s Housing Group operations are improving significantly, although the manufactured housing industry as a whole has not recovered as participants and analysts had projected,” Caudill said. “Our wholesale division benefited from the emergency-related orders for states affected by the hurricanes, although the extreme weather conditions hurt sales at our retail stores, as set-up procedures were delayed.  The Housing Group’s inherent leverage is becoming apparent, as the wholesale division showed a 90 percent improvement in operating income on 18 percent revenue growth. We are anticipating an improvement in industry shipments in calendar 2005, resulting primarily from lower inventory levels of repossessed houses and increased lending interest.”

Caudill also indicated that the Group continued its aggressive investment for growth during the first half of the fiscal year. Two plants were reopened: one in Alma, Georgia, and the other in Waco, Texas. Product investment continued with the successful launch of a low-end product in the Beacon Hill series, and a new loan origination system was developed for HomeOne, the Company’s housing finance subsidiary.

RV Group Results

The RV Group earned an operating profit of $8.6 million for the quarter on sales of $450.3 million, compared with $16.4 million in operating profits on revenues of $450.0 million in the prior year. In the first six months of fiscal 2005, revenues climbed 6 percent to $936.0 million from $886.6 million in the comparable period last year. Operating profit for the first half declined to $24.2 million from $32.1 million in fiscal 2004.  Results in the towable division hampered the Group’s profitability. While the motor home division’s operating income improved to $15.1 million, a 3 percent gain year over year, towables incurred a loss of $6.5 million compared with operating income of $1.7 million in the prior year. The loss was primarily due to lower sales, which were down 16 percent to $148.0 million, compounded by higher material costs, lower production efficiencies and higher new product development expenses. Sales were impacted by the division’s relatively late introduction of new 2005 models, which began toward the end of the second quarter. The release of additional 2005 products will continue in the third quarter.

“Our new lineup of travel trailers, some of which were introduced as recently as this week at the national RV show in Louisville, Ky., is set to overcome some persistent production challenges,” Caudill said, “with innovative designs that incorporate much-improved manufacturability and materials usage. The dealers responded favorably to our new products and recognized our integration of customer and dealer design requests. We have completed the consolidation of travel and folding trailer operations, which is beginning to yield cost savings, and have integrated the financial reporting of the two divisions into the towable division.”

Investments in Fleetwood’s motor home business continued during the first half of the year, and many of the tangible results were unveiled at the Louisville show. Full-body paint facilities were completed at the Company’s manufacturing plants in Paxinos, Penn., and Riverside, Calif., which led to the launch of full-body painted units in the Pace Arrow and Southwind lines, Fleetwood’s high-end Class A gasoline models. Pace Arrow was introduced at the show with a unique full-wall, 23-foot-long slide out. In addition, Southwind was totally redesigned, as were Revolution and Revolution LE models in the mid-level diesel line. The Company also introduced revolutionary new Class C Tioga and Jamboree products, which were co-designed with BMW Designworks USA.

“With respect to our lawsuit against The Coleman Company, the Kansas State Court granted us a permanent injunction against Coleman licensing the Coleman name in the recreational vehicle industry to any company besides Fleetwood,” Caudill continued. “We are gratified by this decision, and we believe that the absence of this distraction will allow Fleetwood Folding Trailers to begin to regain the market share and profitability that the division has historically enjoyed.”

Caudill concluded, “Providing the products and services that our customers and dealers demand has enabled us to generate improving financial results for shareholders. We continue to be encouraged by the long-term demographics in both of our industries. With a gradually improving outlook for manufactured housing and the strong reception dealers gave our RV products at the Louisville show, we are optimistic about the future. We anticipate profitability for fiscal 2005 based on the performance of the motor home and wholesale housing divisions, although operating losses at the towable and retail housing divisions are projected. Even though we expect a net loss in our third quarter due to the seasonal slowdown, we look forward to a year-over-year improvement in those results.”

The Company will host a conference call with interested parties at 10:30 a.m. PST on Monday, December 6, 2004. The call will be broadcast live over the Internet at www.streetevents.com, www.fulldisclosure.com, and the Company’s website, www.fleetwood.com under Company Information.

About Fleetwood

Fleetwood Enterprises, Inc., is one of the nation’s largest producers of recreational vehicles, from motor homes to travel and folding trailers, and is a leader in the building, retailing and financing of manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle and manufactured housing plants, retail home centers, and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company’s products; the potential impact on demand for Fleetwood’s products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company’s assets and liabilities; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the Company’s ability to obtain financing needed in order to execute its business strategies.

(tables to follow)

FLEETWOOD ENTERPRISES, INC.

CONSOLIDATED  STATEMENTS OF INCOME (CONDENSED)

(Unaudited)

(Amounts in thousands except per share data)

	13 Weeks Ended				26 Weeks Ended
	October 24, 2004		October 26, 2003		October 24, 2004		October 26, 2003
Net Sales:
RV Group	$450,280		$450,018		$935,983		$886,551
Housing Group	244,109		214,329		470,480		414,637
Supply Group	16,172		9,288		30,232		17,694
Financial Services	2,121		1,108		3,746		1,992
	712,682		674,743		1,440,441		1,320,874

Cost of products sold	576,159		549,308		1,167,373		1,078,363
Gross profit	136,523		125,435		273,068		242,511

Operating expenses	118,705		108,681		236,910		211,722
Financial services expenses	2,184		1,479		4,170		2,893
Other, net	(2)		29		183		(695)
	120,887		110,189		241,263		213,920
Operating income.	15,636		15,246		31,805		28,591
Other income (expense):
Investment income	498		602		1,010		1,390
Interest expense	(7,268)		(11,069)		(14,763)		(22,104)
Other, net.	-		-		(1,608)		-
	(6,770)		(10,467)		(15,361)		(20,714)

Income before income taxes	8,866		4,779		16,444		7,877
Provision for income taxes	(731)		(1,021)		(1,641)		(2,203)

Net income	$8,135		$3,758		$14,803		$5,674

	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted

Net income per common share	$0.15	$0.14	$0.10	$0.10	$0.27	$0.26	$0.16	$0.15

Weighted average common shares	55,419	57,154	36,124	37,116	55,044	56,823	36,030	36,868

FLEETWOOD ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS (CONDENSED)

(Unaudited)

(Amounts in thousands)

	October 24,	July 25,	October 26,
	2004	2004	2003
ASSETS
Current assets:
Cash	$68	$11,551	$16,289
Marketable investments - available for sale	40,006	48,301	60,350
Receivables	238,610	203,031	177,346
Inventories	327,403	280,080	241,294
Deferred taxes, net	58,065	56,904	58,488
Other current assets	22,511	19,839	16,513
Total current assets	686,663	619,706	570,280

Finance loans receivable, net	60,248	50,326	29,329
Property, plant and equipment, net	265,263	262,983	254,723
Deferred taxes, net	17,858	17,859	31,275
Cash value of Company-owned life insurance, net	49,341	48,533	56,151
Goodwill	6,316	6,316	6,316
Other assets	48,591	49,998	30,893
Total assets	$1,134,280	$1,055,721	$978,967

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$100,731	$90,460	$83,721
Employee compensation & benefits	80,970	74,142	74,272
Product warranty reserve	58,443	57,059	58,037
Retail flooring liability	28,065	25,567	16,747
Other short-term borrowings	54,920	8,892	26,949
Accrued interest	44,899	39,502	32,617
Other current liabilities	65,841	69,760	74,609
Total current liabilities	433,869	365,382	366,952

Deferred compensation and retirement benefits	50,798	50,205	58,705
Insurance reserves	32,693	32,614	31,492
Long-term debt	108,688	109,310	2,354
Convertible subordinated debentures	210,142	210,142	374,993
Total liabilities	836,190	767,653	834,496

Commitments and contingencies

Shareholders' equity:
Common stock	55,464	55,386	38,667
Additional paid-in-capital	421,719	421,202	272,865
Accumulated deficit	(180,534)	(188,669)	(167,402)
Accumulated other comprehensive income (loss)	1,441	149	341
Total shareholders' equity	298,090	288,068	144,471
Total liabilities and shareholders' equity	$1,134,280	$1,055,721	$978,967

FLEETWOOD ENTERPRISES, INC.

Business Segment and Unit Shipment Information

(Unaudited)

(Amounts in thousands)

	13 Weeks Ended		26 Weeks Ended
	Oct. 24, 2004	Oct. 26, 2003	Oct. 24, 2004	Oct. 26, 2003
OPERATING REVENUES:
Recreational vehicles	$450,280	$450,018	$935,983	$886,551
Housing	244,109	214,329	470,480	414,637
Supply operations	16,172	9,288	30,232	17,694
Financial services	2,121	1,108	3,746	1,992
	$712,682	$674,743	$1,440,441	$1,320,874

OPERATING INCOME (LOSS):
Recreational vehicles	$8,585	$16,430	$24,153	$32,080
Housing	4,823	(2,470)	5,229	(8,470)
Supply operations	1,745	402	2,772	1,142
Financial services	(63)	(370)	(423)	(901)
Corporate and Other	546	1,254	74	4,740
	$15,636	$15,246	$31,805	$28,591

UNITS SOLD:
Manufactured housing -
Factory shipments	6,680	5,509	12,744	10,881
Retail sales	1,141	1,389	2,327	2,537
Less intercompany	(996)	(1,078)	(1,952)	(1,896)
	6,825	5,820	13,119	11,522
Recreational vehicles -
Motor homes	2,868	2,826	6,113	5,520
Towables	10,739	13,005	22,001	25,787
	13,607	15,831	28,114	31,307

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